Exhibit 99.1

November 1, 2019

Dear Shareholder:

We are pleased to enclose (unless you have direct deposit) your November 1, 2019, dividend of $0.11 per common share. We continue to comment about the exercise your management and board go through to balance retention of capital for growth and return to you, our shareholder, in dividends, but also return in increasing value. Our stock price as of September 30, 2019 was $21.73 compared to $17.42 on December 31, 2018. This is a 24.74% increase in value year to date.

Our third quarter 2019 earnings will be released on October 25, 2019 and earnings will be posted to our corporate website at CIVB.com.

It has now been over a year since our acquisition of United Community Bancorp. The acquisition has far exceeded our expectations as we have enjoyed solid loan growth and we have expanded our deposit and investment services in southeastern Indiana. The transaction gave us higher lending limits which we were able to use to expand lending relationships with some of our most creditworthy borrowers. The acquisition also brought additional revenue which we were able to use to increase treasury management and private banking services across the entire footprint. We will continue to explore other acquisition opportunities as they become available.

We continue to grow organically. Our newest office in the Cleveland suburb of Beachwood, Ohio is set to open the week of October 28, 2019. We have had tremendous success operating a loan production office nearby in Mayfield Heights, Ohio. The opening of this branch will now allow us to offer deposit services to those people living on the east side of Cleveland. The loan production team in Mayfield Heights will relocate to the Beachwood office.

We value relationships and we seek to make a difference in the communities that we serve, for the benefit of all our customers, employees and shareholders. If you have questions, a call is always welcomed.

Sincerely,

James O. Miller	Dennis G. Shaffer
Chairman of the Board	CEO and President

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.